Exhibit 10.2

THIS LEASE AGREEMENT (this “Lease”) is entered into and effective as of this 21st day of March, 2022 (the “Effective Date”), between VH SENIOR CARE LLC, a Delaware limited liability company (“Landlord”), and AFH SENIOR CARE C CORP, a Washington corporation (“Tenant”). Landlord and Tenant agree as follows:

1. LEASE GENERAL TERMS.

a.	Leased Premises. All of the real property and improvements situated thereon located at 1226 160th Street SW, Lynwood, Snohomish County, State of Washington (the “Premises”), which real property is more particularly described in Exhibit A attached hereto and incorporated herein by reference.

b.	Term and Commencement Date: The term of this Lease (the “Term”) will commence on the date that the fee simple interest in the Premises is conveyed to Landlord as part of Landlord’s purchase of the Premises (the “Commencement Date”), and continue in effect through and including March 31, 2027 subject to extension or earlier termination as provided herein. The last day of the Term is referred to herein as the “Termination Date.” If the Commencement Date does not occur on or before April 17, 2022 (the “Commencement Deadline”), either party may terminate this Lease upon delivery of written notice not less than thirty (30) days prior to the effective date of termination; provided, however, such notice of termination shall be null and void if the fee simple interest in the Premises are conveyed to Landlord prior to the effective date of said notice of termination. Except for the right to terminate this Lease as provided above, the parties shall not have any rights, obligations or remedies with respect to the delivery of possession of the Premises or the commencement of this Lease.

c.	Base Rent. The base monthly rent shall be according to the Payment and Lease Addendum attached hereto (“Base Rent”). All Rent, including Base Rent, shall be payable at Landlord’s address shown in Section 1(e) below, or such other place designated in writing by Landlord.

d.	Permitted Use. The Premises shall be used only for operation of an adult family home (the “Permitted Use”) as defined in RCW 70.128.010 or such successor statute. Tenant shall not use the Premises for any purpose except the Permitted Use. If “adult family home” is not defined under the Revised Code of Washington, Landlord shall reasonably define such use based on applicable industry standards in the State of Washington. Tenant shall be solely responsible for compliance with all laws, rules and regulations regarding the operation of the Premises for the Permitted Use, including all laws, rules and regulations regarding the construction, installation, repair and maintenance of the improvements of the Premises. For the avoidance of doubt, Landlord shall not have any obligation regarding the compliance of the Premises with any laws, rules or regulations related to the Pe

e.	Notice and Payment Addresses: All notices required or permitted under this Lease shall be in writing and served personally or by certified mail, return receipt requested, to the parties at the addresses specified herein. When service is made by certified mail, the notice shall be deemed given two (2) days after the date that it is deposited, properly addressed and postage prepaid, in the United States mail. Either party may change its address for notices by written notice personally delivered or forwarded by certified mail.

Landlord:

VH SENIOR CARE LLC

c/o iCap Pacific NW Management, LLC

3535 Factoria Boulevard, Suite 500

Bellevue, WA 98006

Attn: Jim Christensen

Phone: (425) 278-9030

Email: jim@icapequity.com

Tenant:

AFH Senior Care C Corp

405 SW 41st St, Suite 407

Renton, WA 98057

Phone: 425-765-4136

Email: chris@afhseniorcare.com

f.	Homeowners Association. Tenant acknowledges that the Premises are subject to that certain Declaration of Covenants, Conditions and Restrictions for the Plat of Martha Lake Meadows recorded in the public records of Snohomish County under recording no. 200503180378, and the bylaws and rules and regulations (collectively the « Association Documents ») promulgated by the Martha Lake Meadows Homeowner’s Association (the « Association »). Tenant shall comply with the Association Documents and timely pay for all regular and special assessments against the Premises, including any applicable penalties, interest or late fees assessed against the Premises, in accordance with the Association Documents during the Term. Tenant acknowledges that it has received copies of the Association Documents and under the terms of the Association Documents, the Association may evict Tenant from the Premises if Tenant fails to comply with the Association Documents.

2. Premises.

a.	Lease of Premises. In consideration for the payment of Rent and the performance of the other obligations hereunder, Landlord hereby leases the Premises to Tenant, and Tenant leases the Premises from Landlord, subject to, and on the terms and conditions set forth in this Lease. Landlord and Tenant agree that, notwithstanding anything to the contrary set forth in this Lease, as the licensed operator of the Premises, Tenant shall retain full legal authority over the operations of the Premises and shall have ultimate responsibility for the care provided at the Premises and for the compliance of the Premises in all material respects with applicable laws and licenses for the operation of the Premises in accordance with the Permitted Use. Tenant is an independent contractor of Landlord, and nothing in this Lease or in the relationship of Landlord and Tenant shall constitute a partnership, joint venture, agency or any other similar relationship.

b.	Acceptance of Premises. Except as specifically set forth in this Lease, Landlord shall not be obligated to provide or pay for any improvement work of the Premises. Tenant expressly acknowledges and agrees that, except as expressly set forth in this Lease, the Premises is being leased to Tenant on an “as-is” basis, and Landlord makes no warranty, guaranty or representation, express or implied, or arising by operation of law, including, but in no way limited to, any warranty of condition, habitability, merchantability or fitness for a particular purpose, all of which are, to the fullest extent permitted by all applicable federal, state and local laws, statutes, orders, ordinances, building codes, zoning rules, judgments, codes, rules and regulations (“Laws” or individually, “Law”), are expressly disclaimed. Tenant also acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Premises. Tenant shall be solely responsible for performing any work necessary to bring the Premises into a condition satisfactory to Tenant or appropriate for the operation of the Premises for the Permitted Use.

c.	Tenant Improvements. All improvements to the Premises (“Tenant Improvements”) shall be constructed by Tenant, and shall be subject to the prior approval by Landlord of the plans and specifications, which approval shall not be unreasonably withheld, conditioned or delayed, and the other terms and conditions of this Lease. Tenant shall submit a complete set of 1/8” or larger scale plans and specifications for its initial Tenant Improvements pursuant hereto (the “Initial Improvements”) within ____ days after the execution of this Lease, and shall complete the Initial Improvements on or before _______________, 2022 (the “Improvement Deadline”). Landlord shall reimburse Tenant a portion of the costs incurred by Tenant in connection with the construction of the Initial Improvements (the “Tenant Allowance”) subject to the terms set forth herein. The aggregate amount of the Tenant Allowance shall not be more than $75,000.00. The Tenant Allowance may only be applied to the costs of labor and materials incurred in construction of the Initial Improvements, including contractor’s fees and general conditions, sales tax, testing and inspection costs, cost of utilities, trash removal and equipment rental. The Tenant Allowance may not be applied against furniture or other personal property. All items paid for with the Tenant Allowance shall belong to Landlord and may not be removed from the Premises without Landlord’s prior written approval. If the costs of the Initial Improvements exceeds the Tenant Allowance, Tenant shall be solely responsible for the payment of all costs in excess of the Tenant Allowance. The design and construction of the Initial Improvements shall be subject to the applicable provisions of the Lease. In addition, all Initial Improvements shall be performed by licensed and bonded contractors that are reasonably acceptable to Landlord. Tenant shall submit to Landlord receipts, lien waivers and other reasonable documentation required by Landlord evidencing the completion of the Initial Improvements and Landlord shall deliver the applicable reimbursement from the Tenant Allowance to Tenant within thirty (30) days after Landlord’s receipt of such documentation. Landlord shall not have any obligation to reimburse Tenant for the Initial Improvements if the reimbursement documentation required as aforesaid (including evidence of completion) is not delivered to Landlord on or before the Improvement Deadline.

3. TERM. The term of this Lease is defined in Section 1(b) above.

a.	Early Possession. If Landlord permits Tenant to possess and occupy the Premises prior to the Commencement Date, then such early occupancy shall not advance or change the Commencement Date or the Termination Date set forth in Section 1, but otherwise all terms and conditions of this Lease shall nevertheless apply during the period of early occupancy before the Commencement Date, including the payment of Rent.

b.	Holdover. Any holding over by Tenant after expiration of the term hereof with Landlord’s consent shall be construed as a tenancy from month to month, subject to all the conditions of this Lease, except that, unless otherwise agreed by Landlord, Base Rent during the holdover period shall be two hundred percent (200%) of the Base Rent in effect as of the last month of the term expired. Either party may terminate such month-to-month tenancy by giving to the other thirty (30) days’ written notice of its intention to terminate. In the event Tenant holds over in the Premises without having first obtained Landlord’s prior written consent, Landlord shall have all rights of re-entry and other remedies set forth herein or as otherwise maybe provided by law. Tenant shall further and does hereby agree to indemnify and hold Landlord harmless from any loss or liability resulting from such failure, including, but not limited to, claims made by any succeeding tenant resulting from Tenant’s failure to surrender the Premises to Landlord.

4. RENT.

a.	Payment of Rent. Tenant shall pay Landlord without notice, demand, deduction, or offset, in lawful money of the United States, Base Rent in advance on or before the first day of each month during the Lease term beginning on the Commencement Date, and shall also pay any other additional payments due to Landlord (“Additional Rent”) (collectively, “rent” or “Rent”) when required under this Lease. Payments for any partial month at the beginning or end of the Lease shall be prorated. All payments due to Landlord under this Lease, including late fees and interest, shall also constitute Additional Rent, and upon failure of Tenant to pay any such costs, charges or expenses, Landlord shall have the same rights and remedies as otherwise provided in this Lease for the failure of Tenant to pay rent.

b.	Late Charges; Default Interest. If any sums payable by Tenant to Landlord under this Lease are not received within five (5) business days after their due date, Tenant shall pay Landlord an amount equal to the greater of $100 or five percent (5%) of the unpaid amount in order to compensate Landlord for the cost of collecting and handling such late payment in addition to the amount due and as Additional Rent. All delinquent sums payable by Tenant to Landlord and not paid within five (5) business days after their due date shall, at Landlord’s option, shall bear interest at the rate of twelve percent (12%) per annum, or the highest rate of interest allowable by law, whichever is less (the “Default Rate”). Interest on all delinquent amounts shall be calculated from the original due date to the date of payment.

c.	Less Than Full Payment. Landlord’s acceptance of less than the full amount of any payment due from Tenant shall not be deemed an accord and satisfaction or compromise of such payment unless Landlord specifically consents in writing to payment of such lesser sum as an accord and satisfaction or compromise of the amount which Landlord claims. Any portion that remains to be paid by Tenant shall be subject to the late charges and default interest provisions of this Section.

5. USES. The Premises shall be used only for the Permitted Use, and for no other business or purpose without the prior written consent of Landlord. No act shall be done on or around the Premises that is unlawful or that will increase the existing rate of insurance on the Premises, or cause the cancellation of any insurance on the Premises. Tenant shall not commit or allow to be committed any waste upon the Premises, or any public or private nuisance.

6. COMPLIANCE WITH LAWS. Tenant shall not cause or permit the Premises to be used in any way which violates any law, ordinance, or governmental regulation or order. Tenant shall be solely responsible for complying with all Laws related to operation of the Premises for the Permitted Use, and Tenant shall be responsible for making any improvements changes or alterations to the Premises as may be required by Law, rule, regulation, or order for Tenant’s Permitted Use at its sole cost and expense, subject to Landlord’s consent as provided herein. For the avoidance of doubt, Landlord shall not have any obligation under this Lease to make any improvements, changes or alterations to the Premises except as expressly provided herein.

7. UTILITIES. Landlord shall not be responsible for providing any utilities to the Premises and shall not be liable for any loss, injury or damage to person or property caused by or resulting from any variation, interruption, or failure of utilities due to any cause whatsoever, and rent shall not abate as a result thereof, except to the extent due to the intentional misconduct or gross negligence of Landlord. Tenant shall be solely responsible for determining whether available utilities and their capacities will meet Tenant’s needs. Tenant shall be solely responsible for all costs and expenses related to water, sewer, gas, janitorial, electricity, garbage removal, heat, telephone, Internet, cable services, and any other utilities or services used by Tenant on the Premises during the Term, whether or not such services are billed directly to Tenant. Tenant will also procure, or cause to be procured, without cost to Landlord, all necessary permits, licenses or other authorizations required for the lawful and proper installation, maintenance, replacement, and removal on or from the Premises of wires, pipes, conduits, tubes, and other equipment and appliances for use in supplying all utilities or services to the Premises. Landlord, upon request of Tenant, and at the sole expense and liability of Tenant, shall join with Tenant in any reasonable applications required for obtaining or continuing such utilities or services.

8. TAXES. Landlord shall be responsible for timely payment of all real estate taxes which may be levied or assessed against the Premises during the Term (collectively “Taxes”); provided, however, Tenant shall reimburse Landlord an amount equal to the difference (the “Tax Increase”) between the aggregate amount of Taxes for a particular calendar year, less an amount equal to 103% of the aggregate amount of Taxes for the immediately preceding calendar year. Tenant shall reimburse Landlord for any Tax Increase within ten (10) business days after written notice thereof. Real estate taxes shall include all assessments (special or otherwise), and all other taxes, governmental levies and charges that may during the term be levied, assessed, imposed, or become a lien upon or payable with respect to (a) the land and building constituting the Premises, (b) the rents receivable by Landlord, including gross receipts taxes, and (c) the ownership, leasing, operation, maintenance, alteration or repair of the Premises. Landlord shall timely pay any and all taxes assessed on personal property of Tenant or otherwise used in connection with the operation of the Premises.

9. ALTERATIONS. Tenant may make alterations, additions, or improvements to the Premises (the “Alterations”), only with the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed. Landlord shall have forty-five (45) days in which to respond to Tenant’s request for any Alterations so long as such request includes the name of Tenant’s contractors and reasonably detailed plans and specifications therefor. The term “Alterations” shall not include the installation of shelves, movable partitions, Tenant’s equipment, and trade fixtures that may be performed without damaging existing improvements or the structural integrity of the Premises, and Landlord’s consent shall not be required for Tenant’s installation or removal of those items. Tenant shall perform all work within the Premises at Tenant’s expense in compliance with all applicable laws and shall complete all Alterations in accordance with plans and specifications approved by Landlord, using contractors approved by Landlord. Tenant shall pay, when due, or furnish a bond for payment (as set forth in Section 18) all claims for labor or materials furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanics’ or materialmens’ liens against the Premises or any interest therein. For the avoidance of doubt, Tenant shall be solely responsible for payment of all costs and expenses related to any Alteration or other work performed by, or at the direction of, Tenant at the Premises. Landlord shall have the right to post or deliver any notices Tenant shall remove all Alterations at the end of the Lease term unless Landlord conditioned its consent upon Tenant leaving a specified Alteration at the Premises, in which case Tenant shall not remove such Alteration and it shall become Landlord’s property. Tenant shall immediately repair any damage to the Premises caused by removal of Alterations. Tenant agrees to and shall indemnify and hold Landlord harmless against all liability, loss, damage, costs, attorneys’ fees and other expenses arising from claims of lien of laborers or materialmen for work performed or materials or supplies furnished for Tenant at the Premises.

10. REPAIRS AND MAINTENANCE; SURRENDER. Tenant shall, at its sole expense, maintain the entire Premises including without limitation the roof surface and repairs, maintenance and replacement of all heating, ventilation, and air conditioning (“HVAC”) equipment at the Premises, in good condition and promptly make all repairs and replacements, whether structural or non-structural, necessary to keep the Premises in safe operating condition, including all utilities and other systems serving the Premises, but excluding the roof structure, subfloor, foundation, exterior walls of the Premises (collectively, “Landlord’s Repair Items”). Landlord shall maintain Landlord’s Repair Items in good condition and repair at Landlord’s expense. Tenant shall not damage any Landlord’s Repair Items and shall promptly repair any damage or injury done thereto caused by Tenant or its employees, officers, agents, servants, contractors, customers, clients, visitors, guests, or other licensees or invitees. Notwithstanding anything in this Section to the contrary, Tenant shall not be responsible for any repairs to the Premises made necessary by the gross negligence or willful misconduct of Landlord or its employees, officers, agents, servants, or contractors. If Tenant fails to perform Tenant’s obligations under this Section, Landlord may at Landlord’s option enter upon the Premises after ten (10) days’ prior notice to Tenant and put the same in good order, condition and repair and the cost thereof together with interest thereon at the default rate set forth in Section 4 shall be due and payable as Additional Rent to Landlord together with Tenant’s next installment of Base Rent. Upon expiration of the Lease term, whether by lapse of time or otherwise, Tenant shall promptly and peacefully surrender the Premises, together with all keys, to Landlord in as good condition as when received by Tenant from Landlord or as thereafter improved, reasonable wear and tear and insured casualty excepted, broom clean and free of all trash and personal property of Tenant. Any personal property remaining at the Premises shall be deemed abandoned and Landlord may dispose of the same at the sole cost and expense of Tenant.

11. ACCESS AND RIGHT OF ENTRY. After twenty-four (24) hours’ notice from Landlord (except in cases of emergency, when no notice shall be required), Tenant shall permit Landlord and its agents, employees and contractors to enter the Premises at all reasonable times to make repairs, inspections, alterations or improvements, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and enjoyment of the Premises. This Section shall not impose any repair or other obligation upon Landlord not expressly stated elsewhere in this Lease. After reasonable notice to Tenant, Landlord shall have the right to enter the Premises for the purpose of (a) showing the Premises to prospective purchasers or lenders at any time, and to prospective tenants within one hundred eighty (180) days prior to the expiration or sooner termination of the Lease term; and, (b) for posting “for lease” signs within one hundred eighty (180) days prior to the expiration or sooner termination of the Lease term.

12. SIGNAGE. Tenant shall obtain Landlord’s written consent as to size, location, materials, method of attachment, and appearance, before installing any signs upon the Premises. Tenant shall install any approved signage at Tenant’s sole expense and in compliance with all applicable laws. Tenant shall not damage or deface the Premises in installing or removing signage and shall repair any injury or damage to the Premises caused by such installation or removal.

13. DESTRUCTION OR CONDEMNATION.

a.	Damage and Repair. If the Premises are partially damaged but not rendered untenantable, by fire or other insured casualty, then Landlord shall diligently restore the Premises to the extent required below and this Lease shall not terminate. Tenant may, however, terminate the Lease if Landlord does not restore the Premises within six (6) months after the casualty event by giving twenty (20) days’ notice of termination.

The Premises shall not be deemed untenantable if twenty-five percent (25%) or less of the Premises are damaged. If insurance proceeds are not available or are not sufficient to pay the entire cost of restoring the Premises, or if Landlord’s lender does not permit all or any part of the insurance proceeds to be applied toward restoration, then Landlord may elect to terminate this Lease by notifying Tenant within six (6) months after the date of such casualty.

If fifty (50) percent or more of the rentable area of the Premises are destroyed or damaged and rendered untenantable, by fire or other casualty, Landlord may, at its option: (a) terminate this Lease as provided herein, or (b) restore the Premises to their previous condition to the extent required below; provided, however, if such casualty event occurs during the last six (6) months of the Lease term (after considering any option to extend the term timely exercised by Tenant) then either Tenant or Landlord may elect to terminate the Lease. If, within sixty (60) days after receipt by Landlord from Tenant of written notice that Tenant deems the Premises untenantable, Landlord fails to notify Tenant of its election to restore the Premises, then Tenant may elect to terminate the Lease upon twenty (20) days’ written notice to Landlord unless Landlord, within such twenty (20) day period, notifies Tenant that it will restore the Premises.

If Landlord restores the Premises under this Section, Landlord shall proceed with reasonable diligence to complete the work, and the Base Rent shall be abated in the same proportion as the untenantable portion of the Premises bears to the whole Premises, provided that there shall be a Base Rent abatement only if the damage or destruction of the Premises did not result from, or was not contributed to directly or indirectly by the act, fault or neglect of Tenant, or Tenant’s employees, officers, agents, servants, contractors, customers, clients, visitors, guests, or other licensees or invitees. Except for the abatement or Base Rent as provided above, all other obligations of Tenant under this Lease shall continue during the restoration of the Premises. No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance directly, incidentally or consequentially arising from any repair or restoration of any portion of the Premises. Landlord shall have no obligation to carry insurance of any kind for the protection of Tenant; any alterations or improvements paid for by Tenant; Tenant’s furniture; or on any fixtures, equipment, improvements or appurtenances of Tenant under this Lease, and Landlord’s restoration obligations hereunder shall not include any obligation to repair any damage thereto or replace any of the foregoing.

Notwithstanding any conflicting provision of this Lease, all insurance proceeds related to damage to the Premises shall be the sole property of Landlord.

b.	Condemnation. If the Premises are made untenantable by eminent domain, or conveyed under a threat of condemnation, this Lease shall automatically terminate as of the earlier of the date title vests in the condemning authority or the condemning authority first has possession of the Premises and all Rents and other payments shall be paid to that date. If the condemning authority takes a portion of the Premises that does not render the Premises untenantable, then this Lease shall continue in full force and effect and the base monthly rent shall be equitably reduced based on the proportion by which the floor area of any structures is reduced. The reduction in Rent shall be effective on the earlier of the date the condemning authority first has possession of such portion or title vests in the condemning authority. Landlord shall be entitled to the entire award from the condemning authority attributable to the value of the Premises and Tenant shall make no claim for the value of its leasehold. Tenant shall be permitted to make a separate claim against the condemning authority for moving expenses if Tenant may terminate this Lease pursuant to this Section, provided that in no event shall Tenant’s claim reduce Landlord’s award.

14. INSURANCE.

a.	Tenant’s Liability Insurance. During the Lease term, Tenant shall pay for and maintain commercial general liability insurance with broad form property damage and contractual liability endorsements. This policy shall name Landlord, its property manager (if any), and other parties designated by Landlord as additional insureds using an endorsement form acceptable to Landlord, and shall insure Tenant’s activities and those of Tenant’s employees, officers, agents, servants, contractors, customers, clients, visitors, guests, or other licensees or invitees with respect to the Premises against loss, damage or liability for personal injury or bodily injury (including death) or loss or damage to property with a combined single limit of not less than $1,000,000, and a deductible of not more than $10,000. Tenant’s insurance will be primary and noncontributory with any liability insurance carried by Landlord. Landlord may also require Tenant to obtain and maintain business income coverage for at least six (6) months, business auto liability coverage, and, if applicable to Tenant’s Permitted Use, liquor liability insurance and/or warehouseman’s coverage.

b.	Miscellaneous. Tenant’s insurance required under this Section shall be with companies rated A-/VII or better in Best’s Insurance Guide, and which are admitted in the State in which the Premises are located. No insurance policy shall be cancelled or reduced in coverage and each such policy shall provide that it is not subject to cancellation or a reduction in coverage except after thirty (30) days prior written notice to Landlord. Tenant shall deliver to Landlord upon commencement of the Lease and from time to time thereafter, copies of the insurance policies or evidence of insurance and copies of endorsements required by this Section. In no event shall the limits of such policies be considered as limiting the liability of Tenant under this Lease. If Tenant fails to acquire or maintain any insurance or provide any policy or evidence of insurance required by this Section, and such failure continues for three (3) days after written notice from Landlord, Landlord may, but shall not be required to, obtain such insurance for Landlord’s benefit and Tenant shall reimburse Landlord for the costs of such insurance upon demand. Such amounts shall be Additional Rent payable by Tenant hereunder and in the event of non-payment thereof, Landlord shall have the same rights and remedies with respect to such non-payment as it has with respect to any other non-payment of Rent hereunder.

c.	Landlord’s Insurance. Landlord shall carry such insurance on the Premises as Landlord deems appropriate in its sole discretion. Tenant shall reimburse Landlord for the costs and expenses incurred by Landlord for any insurance maintained by Landlord in connection with the Premises within five (5) business days after written notice thereof and such reimbursement shall constitute Additional Rent.

d.	Waiver of Subrogation. Landlord and Tenant hereby release each other and any other tenant, their agents or employees, from responsibility for, and waive their entire claim of recovery for any loss or damage arising from any cause covered by property insurance required to be carried or otherwise carried by each of them. Each party shall provide notice to the property insurance carrier or carriers of this mutual waiver of subrogation, and shall cause its respective property insurance carriers to waive all rights of subrogation against the other. This waiver shall not apply to the extent of the deductible amounts to any such property policies or to the extent of liabilities exceeding the limits of such policies.

15. INDEMNIFICATION.

a.	Indemnification by Tenant. Tenant shall and does hereby agree to defend indemnify and hold Landlord harmless from any liabilities, claims, demands, actions, damages, and expenses, including reasonable attorney’s fees and expenses of litigation, arising from Tenant’s use of the Premises or its business operations therein, from any breach or default of Tenant of its obligations under this Lease, or from the negligence or willful misconduct of Tenant, its agents, employees, contractors or invitees; provided, however, Tenant’s obligations hereunder shall not apply to the extent such liabilities, claims, demands, actions, damages or expenses arise solely from the gross negligence or willful misconduct of Landlord. Landlord shall not be liable for injury or damage which may be sustained by the person, goods, merchandise or other personal property of Tenant or any other person in or about the Premises resulting from fire, steam, electricity, gas, water or rain which may leak or flow from or into the Premises, or from the breakage, leakage, obstruction or other defects in the pipes, sprinklers, wires, appliances, plumbing air conditioning or lighting fixtures of the same, whether such damage or injury results from conditions arising on the Premises or other sources. Tenant hereby assumes all risk of damage to property or injury to persons in or about the Premises from any cause except for the Landlord’s breach of its obligations under this Lease and Landlord’s gross negligence or willful misconduct. Tenant shall give Landlord prompt notice of any casualty or accident in the Premises.

b.	Indemnification by Landlord. INTENTIONALLY OMITTED.

c.	Waiver of Immunity. Tenant specifically and expressly waives any immunity that each may be granted under the Washington State Industrial Insurance Act, Title 51 RCW. Tenant’s indemnity obligations under this Lease shall not be limited by any limitation on the amount or type of damages, compensation, or benefits payable to or for any third party under the Worker Compensation Acts, Disability Benefit Acts or other employee benefit acts.

d.	Survival. The provisions of this Section 15 shall survive expiration or termination of this Lease.

16. ASSIGNMENT AND SUBLETTING. Tenant shall not voluntarily, involuntarily, or by operation of law assign, transfer, hypothecate or otherwise encumber this Lease or Tenant’s interest therein, and shall not sublet or permit the use by others of the Premises or any part thereof without first obtaining Landlord’s written consent, which consent shall not be unreasonably withheld or delayed. A merger, consolidation, reorganization or acquisition of all of the assets or stock of Tenant in which the surviving entity (a) acquires all of the assets of Tenant as a going concern and continues the business of Tenant at the Premises, and (b) assumes, or is deemed by law to be liable for, all of the liabilities of Tenant under the Lease, shall be considered an assignment for purposes of this Lease, but shall not require Landlord’s consent. Consent once given shall not operate as a waiver of the necessity for obtaining Landlord’s consent to any subsequent assignment, transfer, hypothecation or sublease. Any such assignment or transfer without Landlord’s consent shall be void and shall, at Landlord’s option, constitute a material breach of this Lease. No interest in this Lease shall be assignable by operation of law. Landlord’s approval of any assignment or subletting shall not eliminate Tenant’s liability for all obligations contained herein during the remainder of the Lease Term.

If Tenant is a partnership, limited liability company, corporation, or other entity, any transfer of this Lease by merger, consolidation, redemption or liquidation, or any change in the ownership of, or power to vote, which singularly or collectively represents a majority of the beneficial interest in Tenant, shall constitute an assignment of this Lease under this Section.

As a condition to Landlord’s approval, if given, any potential assignee or sublessee otherwise approved by Landlord shall assume all obligations of Tenant under this Lease and shall be jointly and severally liable with Tenant and any guarantor, if required, for the payment of Rent and performance of all terms of this Lease. In connection with any Transfer, Tenant shall provide Landlord with copies of all assignments, subleases and assumption agreements or documents.

17. LIENS. Tenant shall not subject the Landlord’s assets to any liens or claims of lien. Tenant shall keep the Premises free from any liens created by or through Tenant. Tenant shall indemnify and hold Landlord harmless from liability for any such liens including, without limitation, liens arising from any Alterations. If a lien is filed against the Premises by any person claiming by, through or under Tenant, Tenant shall, within ten (10) days after Landlord’s demand, at Tenant’s expense, either remove the lien or furnish to Landlord a bond in form and amount and issued by a surety satisfactory to Landlord, indemnifying Landlord and the Premises against all liabilities, costs and expenses, including attorneys’ fees, which Landlord could reasonably incur as a result of such lien.

18. DEFAULT. The following occurrences shall each constitute a default by Tenant (an “Event of Default”).

a.	Failure To Pay. Failure by Tenant to pay any sum, including Rent, due under this Lease following three (3) days’ notice from Landlord of the failure to pay.

b.	Vacation/Abandonment. Vacation by Tenant of the Premises (defined as an absence for at least fifteen (15) consecutive days without prior notice to Landlord), or abandonment by Tenant of the Premises (defined as an absence of five (5) days or more while Tenant is in breach of some other term of this Lease). Tenant’s vacation or abandonment of the Premises shall not be subject to any notice or right to cure.

c.	Insolvency. Tenant’s insolvency or bankruptcy (whether voluntary or involuntary); or appointment of a receiver, assignee or other liquidating officer for Tenant’s business; provided, however, that in the event of any involuntary bankruptcy or other insolvency proceeding, the existence of such proceeding shall constitute an Event of Default only if such proceeding is not dismissed or vacated within sixty (60) days after its institution or commencement.

d.	Levy or Execution. The taking of Tenant’s interest in this Lease or the Premises, or any part thereof, is taken by execution or other process of law directed against Tenant, or attachment of Tenant’s interest in this Lease by any creditor of Tenant, if such attachment is not discharged within fifteen (15) days after being levied.

e.	Other Non-Monetary Defaults. The breach by Tenant of any agreement, term or covenant of this Lease other than one requiring the payment of money and not otherwise enumerated in this Section or elsewhere in this Lease, which breach continues for a period of thirty (30) days after notice by Landlord to Tenant of the breach.

e.	Failure to Take Possession. Failure by Tenant to take possession of the Premises on the Commencement Date or failure by Tenant to commence any Tenant Improvement in a timely fashion.

Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event less than thirty (30) days after notice by Tenant to Landlord. If Landlord fails to cure any such default within the allotted time, Tenant’s sole remedy shall be to seek actual money damages (but not consequential or punitive damages) for loss arising from Landlord’s failure to discharge its obligations under this Lease. Nothing herein contained shall relieve Landlord from its duty to perform of any of its obligations to the standard prescribed in this Lease.

Any notice periods granted herein shall be deemed to run concurrently with and not in addition to any default notice periods required by law.

19. REMEDIES. Landlord shall have all rights and remedies provided under applicable law, including the following remedies upon an Event of Default. Landlord’s rights and remedies under this Lease shall be cumulative, and none shall exclude any other right or remedy allowed by law.

a.	Termination of Lease. Landlord may terminate Tenant’s interest under the Lease, but no act by Landlord other than notice of termination from Landlord to Tenant shall terminate this Lease. The Lease shall terminate on the date specified in the notice of termination. Upon termination of this Lease, Tenant will remain liable to Landlord for damages in an amount equal to the rent and other sums that would have been owing by Tenant under this Lease for the balance of the Lease term, less the net proceeds, if any, of any re-letting of the Premises by Landlord subsequent to the termination, after deducting all of Landlord’s Reletting Expenses (as defined below). Landlord shall be entitled to either collect damages from Tenant monthly on the days on which rent or other amounts would have been payable under the Lease, or alternatively, Landlord may accelerate Tenant’s obligations under the Lease and recover from Tenant: (i) unpaid rent which had been earned at the time of termination; (ii) the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of rent loss that Tenant proves could reasonably have been avoided; (iii) the amount by which the unpaid rent for the balance of the term of the Lease after the time of award exceeds the amount of rent loss that Tenant proves could reasonably be avoided (discounting such amount by the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus 1%); and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease, or which in the ordinary course would be likely to result from the Event of Default, including without limitation Reletting Expenses described below.

b.	Waiver of Redemption Rights and Landlord’s Right to Perform. Tenant, for itself, and on behalf of any and all persons claiming through or under Tenant, including creditors of all kinds, hereby waives and surrenders all rights and privileges which they may have under any present or future law, to redeem the Premises or to have a continuance of this Lease for the Lease term or any extension thereof. If Tenant is in default of any of its obligations under this Lease, Landlord may, but shall not be required to (in addition to or in lieu of all other rights and remedies of Landlord available under this Lease and at law), undertake to perform any of such obligations on Tenant’s behalf, and Tenant shall reimburse Landlord for any and all expenses incurred by Landlord as a result thereof. Any amounts not reimbursed from Tenant to Landlord within fifteen (15) days after notice thereof from Landlord shall bear interest as set forth in this Lease.

c.	Nonpayment of Additional Rent. All costs which Tenant is obligated to pay to Landlord pursuant to this Lease shall in the event of nonpayment be treated as if they were payments of Rent, and Landlord shall have the same rights it has with respect to nonpayment of Rent.

d.	Failure to Remove Property. If Tenant fails to remove any of its property from the Premises at Landlord’s request following an uncured Event of Default, Landlord may, at its option, remove and store the property at Tenant’s expense and risk. If Tenant does not pay the storage cost within five (5) days of Landlord’s request, Landlord may, at its option, have any or all of such property sold at public or private sale (and Landlord may become a purchaser at such sale), in such manner as Landlord deems proper, without notice to Tenant. Landlord shall apply the proceeds of such sale: (i) to the expense of such sale, including reasonable attorneys’ fees actually incurred; (ii) to the payment of the costs or charges for storing such property; (iii) to the payment of any other sums of money which may then be or thereafter become due Landlord from Tenant under any of the terms hereof; and (iv) the balance, if any, to Tenant. Nothing in this Section shall limit Landlord’s right to sell Tenant’s personal property as permitted by law or to foreclose Landlord’s lien for unpaid rent.

20. MORTGAGE SUBORDINATION AND ATTORNMENT. This Lease shall automatically be subordinate to any mortgage or deed of trust created by Landlord which is now existing or hereafter placed upon the Premises including any advances, interest, modifications, renewals, replacements or extensions (“Landlord’s Mortgage”). Tenant shall attorn to the holder of any Landlord’s Mortgage or any party acquiring the Premises at any sale or other proceeding under any Landlord’s Mortgage provided the acquiring party assumes the obligations of Landlord under this Lease. Tenant shall promptly, and in no event later than fifteen (15) days after request, execute, acknowledge and deliver documents which the holder of any Landlord’s Mortgage may reasonably require as further evidence of this subordination and attornment. Notwithstanding the foregoing, Tenant’s obligations under this Section to subordinate in the future are conditioned on the holder of each Landlord’s Mortgage and each party acquiring the Premises at any sale or other proceeding under any such Landlord’s Mortgage not disturbing Tenant’s occupancy and other rights under this Lease, so long as no uncured Event of Default by Tenant exists.

21. NON-WAIVER. Landlord’s waiver of any breach of any provision contained in this Lease shall not be deemed to be a waiver of the same provision for subsequent acts of Tenant. The acceptance by Landlord of Rent or other amounts due by Tenant hereunder shall not be deemed to be a waiver of any previous breach by Tenant.

22. HOLDOVER. If Tenant shall, without the written consent of Landlord, remain in possession of the Premises and fail to return them to Landlord after the expiration or termination of the Lease, the tenancy shall be a holdover tenancy and shall be on a month-to-month basis, which may be terminated according to Washington law. During such tenancy, Tenant agrees to pay to Landlord 150% of the rate of rental last payable under this Lease, unless a different rate is agreed upon by Landlord. All other terms of the Lease shall remain in effect. Tenant acknowledges and agrees that this Section does not grant any right to Tenant to holdover, and that Tenant may also be liable to Landlord for any and all damages or expenses which Landlord may have to incur as a result of Tenant’s holdover.

23. NOTICES. All notices under this Lease shall be in writing and effective (i) when delivered in person or via overnight courier to the other party, (ii) three (3) days after being sent by registered or certified mail to the other party at the address set forth in Section 1; or (iii) upon confirmed transmission by facsimile to the other party at the facsimile numbers set forth in Section 1. The addresses for notices and payment of rent set forth in Section 1 may be modified by either party only by written notice delivered in conformance with this Section.

24. COSTS AND ATTORNEYS’ FEES. If Tenant or Landlord engage the services of an attorney to collect monies due or to bring any action for any relief against the other, declaratory or otherwise, arising out of this Lease, including any suit by Landlord for the recovery of Rent or other payments or possession of the Premises, the losing party shall pay the prevailing party a reasonable sum for attorneys’ fees in such action, whether in mediation or arbitration, at trial, on appeal, or in any bankruptcy proceeding.

25. ESTOPPEL CERTIFICATES. Tenant shall, from time to time, upon written request of Landlord, execute, acknowledge and deliver to Landlord or its designee a written statement specifying the following, subject to any modifications necessary to make such statements true and complete: (i) the total rentable square footage of the Premises; (ii) the date the Lease term commenced and the date it expires; (iii) the amount of minimum monthly Rent and the date to which such Rent has been paid; (iv) that this Lease is in full force and effect and has not been assigned, modified, supplemented or amended in any way; (v) that this Lease represents the entire agreement between the parties; (vi) that all obligations under this Lease to be performed by either party have been satisfied; (vii) that there are no existing claims, defenses or offsets which the Tenant has against the enforcement of this Lease by Landlord; (viii) the amount of Rent, if any, that Tenant paid in advance; (ix) the amount of security that Tenant deposited with Landlord; (x) if Tenant has sublet all or a portion of the Premises or assigned its interest in the Lease and to whom; (xi) if Tenant has any option to extend the Lease or option to purchase the Premises; and (xii) such other factual matters concerning the Lease or the Premises as Landlord may reasonably request. Tenant acknowledges and agrees that any statement delivered pursuant to this Section may be relied upon by a prospective purchaser of Landlord’s interest or assignee of any mortgage or new mortgagee of Landlord’s interest in the Premises. If Tenant shall fail to respond within ten (10) days to Landlord’s request for the statement required by this Section, Landlord may provide the statement and Tenant shall be deemed to have admitted the accuracy of the information provided by Landlord.

26. TRANSFER OF LANDLORD’S INTEREST. This Lease shall be assignable by Landlord without the consent of Tenant. In the event of any transfer or transfers of Landlord’s interest in the Premises, other than a transfer for collateral purposes only, upon the assumption of this Lease by the transferee, Landlord shall be automatically relieved of obligations and liabilities accruing from and after the date of such transfer, including any liability for any retained security deposit or prepaid rent, for which the transferee shall be liable, and Tenant shall attorn to the transferee.

27. LANDLORD’S LIABILITY. Anything in this Lease to the contrary notwithstanding, covenants, undertakings and agreements herein made on the part of Landlord are made and intended not as personal covenants, undertakings and agreements for the purpose of binding Landlord personally or the assets of Landlord but are made and intended for the purpose of binding only the Landlord’s interest in the Premises, as the same may from time to time be encumbered. In no event shall Landlord or its partners, shareholders, or members, as the case may be, ever be personally liable hereunder. In the event Tenant shall obtain a money judgment against Landlord hereunder, such judgment shall be satisfied solely out of the proceeds of sale received from execution of such judgment against Landlord’s right, title, and interest in the Premises, but Landlord shall not be personally liable for such judgment or any deficiency.

28. RIGHT TO PERFORM. If Tenant shall fail to timely pay any sum or perform any other act on its part to be performed hereunder, Landlord may make any such payment or perform any act on Tenant’s behalf. Tenant shall, within ten (10) days of demand, reimburse Landlord for its expenses incurred in making such payment or performance. Landlord shall (in addition to any other right or remedy of Landlord provided by law) have the same rights and remedies in the event of the nonpayment of sums due under this Section as in the case of default by Tenant in the payment of Rent.

29. HAZARDOUS MATERIAL. As used herein, the term “Hazardous Material” means any hazardous, dangerous, toxic or harmful substance, material or waste including biomedical waste which is or becomes regulated by any local governmental authority, the State of Washington or the United States Government, due to its potential harm to the health, safety or welfare of humans or the environment.

Tenant shall not cause or permit any Hazardous Material to be brought upon, kept, or used in or about, or disposed of on the Premises by Tenant, its employees, officers, agents, servants, contractors, customers, clients, visitors, guests, or other licensees or invitees, except with Landlord’s prior consent and then only upon strict compliance with all applicable federal, state and local laws, regulations, codes and ordinances. If Tenant breaches the obligations stated in the preceding sentence, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses including, without limitation, diminution in the value of the Premises; damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, or elsewhere; damages arising from any adverse impact on marketing of space at the Premises; and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees incurred or suffered by Landlord either during or after the Lease term. These indemnifications by Tenant include, without limitation, costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work, whether or not required by any federal, state or local governmental agency or political subdivision, because of Hazardous Material present in the Premises, or in soil or ground water on or under the Premises. Tenant shall immediately notify Landlord of any inquiry, investigation or notice that Tenant may receive from any third party regarding the actual or suspected presence of Hazardous Material on the Premises.

Without limiting the foregoing, if the presence of any Hazardous Material brought upon, kept or used in or about the Premises by Tenant, its employees, officers, agents, servants, contractors, customers, clients, visitors, guests, or other licensees or invitees, results in any unlawful release of any Hazardous Material on the Premises, Tenant shall promptly take all actions, at its sole expense, as are necessary to return the Premises or any other property, to the condition existing prior to the release of any such Hazardous Material; provided that Landlord’s approval of such actions shall first be obtained, which approval may be withheld at Landlord’s sole discretion. The provisions of this Section shall survive expiration or termination of this Lease.

30. QUIET ENJOYMENT. So long as Tenant pays the Rent and performs all of its obligations in this Lease, Tenant’s possession of the Premises will not be disturbed by Landlord or anyone claiming by, through or under Landlord.

31. MERGER. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

32. RIGHT OF FIRST REFUSAL.

a.	Notice Requirements. If Landlord desires to sell the Premises during the term of this Lease, Landlord shall first offer the Premises to Tenant for purchase by delivering written notice to Tenant of the terms of sale that are acceptable to Landlord (the “Sale Notice”). Tenant shall have thirty (30) days following delivery of the Sale Notice to Tenant in order to accept such terms set forth therein, whereupon the parties shall negotiate the terms of a definitive agreement for the sale of the Premises (the “PSA”). If the parties do not finalize such negotiations and mutually execute the PSA within ninety (90) days after delivery of the Sale Notice to Tenant, Tenant’s right to purchase the Premises under this Section 32 shall terminate and Landlord may sell the Premises to any third party. Upon such sale of the Premises to a third party, Tenant shall not have any right to purchase the Premises under this Section 32.

b.	Expiration. If Landlord does not enter into a written agreement with a third party for sale of the Premises within two hundred seventy (270) days after delivery of the Sale Notice to Tenant, Tenant’s rights under this Section 32 shall be reinstated. Notwithstanding any conflicting provision of this Lease, the right granted Tenant under this Section 32 shall terminate upon termination of this Lease.

33. GENERAL.

a.	Heirs and Assigns. This Lease shall apply to and be binding upon Landlord and Tenant and their respective heirs, executors, administrators, successors and assigns.

b.	Brokers’ Fees. Tenant represents and warrants to Landlord that except for Tenant’s Broker, if any, it has not engaged any firm, finder or other person who would be entitled to any commission or fees for the negotiation, execution or delivery of this Lease and shall indemnify and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such firm, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant. Landlord represents and warrants to Tenant that except for Landlord’s Broker, if any, it has not engaged any firm, finder or other person who would be entitled to any commission or fees for the negotiation, execution or delivery of this Lease and shall indemnify and hold harmless Tenant against any loss, cost, liability or expense incurred by Tenant as a result of any claim asserted by any such firm, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Landlord.

c.	Entire Agreement. This Lease contains all of the covenants and agreements between Landlord and Tenant relating to the Premises. No prior or contemporaneous agreements or understanding pertaining to the Lease shall be valid or of any force or effect and the covenants and agreements of this Lease shall not be altered, modified, or amended to except in writing signed by Landlord and Tenant.

d.	Severability. Any provision of this Lease which shall prove to be invalid, void, or illegal shall in no way affect, impair or invalidate any other provision of this Lease.

e.	Force Majeure. Time periods for either party’s performance under any provisions of this Lease (excluding payment of Rent) shall be extended for periods of time during which the party’s performance is prevented due to circumstances beyond such party’s control, including without limitation, fires, floods, earthquakes, lockouts, strikes, embargoes, governmental regulations, acts of God, public enemy, war or other strife.

f.	Governing Law. This Lease shall be governed by and construed in accordance with the laws of the State of Washington.

g.	Memorandum of Lease. Neither this Lease nor any memorandum or “short form” thereof shall be recorded without Landlord’s prior consent.

h.	Submission of Lease Form Not an Offer. One party’s submission of this Lease to the other for review shall not constitute an offer to lease the Premises. This Lease shall not become effective and binding upon Landlord and Tenant until it has been fully signed by both of them.

i.	Authority of Parties. Each party signing this Lease represents and warrants to the other that it has the authority to enter into this Lease, that the execution and delivery of this Lease has been duly authorized, and that upon such execution and delivery this Lease shall be binding upon and enforceable against the party on signing.

j.	Time. “Day” as used herein means a calendar day and “business day” means any day on which commercial banks are generally open for business in the state where the Premises are situated. Any period of time which would otherwise end on a non-business day shall be extended to the next following business day. Time is of the essence of this Lease.

k.	Survival. Any and all indemnification obligations under this Lease shall survive the termination of this Lease.

34. EXHIBITS AND RIDERS. The following exhibits and riders are made a part of this Lease, and the terms thereof shall control over any inconsistent provision in the sections of this Lease:

Exhibit A: Legal Description of the Premises

CHECK THE BOX FOR ANY OF THE FOLLOWING THAT WILL APPLY. CAPITALIZED TERMS USED IN THE RIDERS SHALL HAVE THE MEANING GIVEN TO THEM IN THE LEASE.

X     Payment and Lease Addendum

☐	Arbitration Rider
☐	Letter of Credit Rider
☐	Guaranty of Tenant’s Lease Obligations Rider

X     Option to Extend Rider

IN WITNESS WHEREOF this Lease has been executed the date and year first above written.

Landlord:		Tenant:
VH SENIOR CARE LLC		AFH SENIOR CARE C CORP
By:	Vault Holding LLC
Its:	Manager

By:	iCap Vault Management, LLC
Its:	Manager

By:	iCap Enterprises, Inc.
Its:	Manager

	/s/ Jim Christensen		/s/ Christian Potra
By:	Jim Christensen	By:	Christian Potra
Its:	Chief Operating Officer	Its:	President

PAYMENT AND LEASE ADDENDUM

The terms of this Payment and Lease Addendum are incorporated into the attached Lease Agreement:

1.	The Base Rent shall be $11,717.00 per month during the first twelve (12) months after the Commencement Date.
2.	Effective as of each anniversary of the Commencement Date (each an “Adjustment Date”), the Base Rent shall increase to an amount equal to 103% of the Base Rent in effect immediately prior to such Adjustment Date.

All other terms and conditions of said Agreement remain unchanged.